Putnam RetirementReady 2055 Fund
1/31/18 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 456
Class B   3
Class C  28
Class M	  2

72DD2 (000s omitted)
Class R	 10
Class R6 163
Class Y	 131

73A1
Class A	 0.483
Class B  0.392
Class C	 0.395
Class M	 0.398

73A2
Class R	 0.446
Class R6 0.523
Class Y	 0.507

74U1 (000s omitted)
Class A	 1,004
Class B	  9
Class C	 73
Class M   6

74U2 (000s omitted)
Class R	 21
Class R6 336
Class Y	 280

74V1
Class A	 12.77
Class B	 12.69
Class C	 12.52
Class M	 12.79

74V2
Class R	 12.73
Class R6 12.88
Class Y	 12.86

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.